Exhibit 99(a)(1)

CERTIFICATE OF FORMATION

OF

CPG JP MORGAN ALTERNATIVE STRATEGIES FUND, LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

FIRST:            The name of the limited liability company is CPG JP Morgan Alternative Strategies Fund, LLC.

SECOND:       The address of its registered office in the State of Delaware is 615 South DuPont Highway in the City of Dover, 19901.  The name of its registered agent at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 28th day of July, 2010.

By:	/s/ Mitchell A. Tanzman
Name: Mitchell A. Tanzman
Title: Authorized Person